UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 12, 2020

LANDCADIA HOLDINGS II, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38893	83-3593048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1510 West Loop South Houston, Texas 77027

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (713) 850-1010

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-third of one redeemable warrant	LCAHU	The Nasdaq Capital Market LLC
Class A common stock, par value $0.0001 per share	LCA	The Nasdaq Capital Market LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	LCAHW	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 12, 2020, the board of directors (the “Board”) of Landcadia Holdings II, Inc. (the “Company”) appointed Scott Kelly to the Board. Mr. Kelly was appointed to serve as a Class III director with a term expiring at the Company’s third annual meeting of stockholders.

The Board appointed Mr. Kelly, who was determined to be an “independent director” as defined in the applicable rules of The Nasdaq Capital Market LLC, to the Board’s Audit Committee. In connection with such appointment, Tilman J. Fertitta resigned as a member of the Audit Committee. Mr. Fertitta will remain Co-Chairman of the Board.

Mr. Kelly, 56, is a former NASA astronaut and retired United States Navy Captain, U.S. spaceflight record holder and an experienced test pilot having logged more than 15,000 hours of flight time in more than 40 different aircraft and spacecraft. A former fighter pilot, Mr. Kelly flew the F-14 Tomcat aboard the aircraft carrier, USS Dwight D. Eisenhower. Mr. Kelly was selected by NASA as an astronaut in 1996. A veteran of four space flights, he piloted Space Shuttle Discovery to the Hubble space telescope in 1999 and, subsequently, commanded Space Shuttle Endeavor on a mission to the International Space Station in 2007. His long-duration space flight experience includes two flights on the Russian Soyuz spacecraft, launching and landing from Kazakhstan and two stays aboard the International Space Station as commander, the first a 159-day mission in 2010-2011 followed by his recorded-breaking 340-day mission to the ISS in 2015. During his yearlong mission, known worldwide as the “Year In Space,” he conducted three spacewalks before returning home in March 2016. Mr. Kelly has received many awards and honors, including the Defense Superior Service Medal, the Legion of Merit and Distinguished Flying Cross. Mr. Kelly also was recognized at the 2015 State of the Union Address by United States President Barack Obama. Mr. Kelly is a Fellow of the Society of Experimental Test Pilots and a member of the Association of Space Explorers. Mr. Kelly was appointed Champion for Space by the United Nations Office for Outer Space Affairs. Mr. Kelly previously served on the Audit Committee of Golden Nugget, a subsidiary of Fertitta Entertainment, Inc. Since his departure from NASA in April 2016, Mr. Kelly founded Mach 25 LLC, through which he has been active as a motivational speaker and author. In 2016 he published a New York Times bestseller memoir Endurance and a children’s picture book; more recently, he published Infinite Wonder – a collection of extraordinary images he photographed aboard ISS, also a New York Times bestseller.

On May 12, 2020, the Company entered into an indemnity agreement (the “Indemnity Agreement”) with Mr. Kelly, pursuant to which the Company has agreed to provide contractual indemnification, in addition to the indemnification provided in the Company’s Third Amended and Restated Certificate of Incorporation, against liabilities that may arise by reason of their respective service on the Board, and to advance expenses incurred as a result of any proceeding against either of them as to which either could be indemnified, in the form previously filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-230946) for its initial public offering, initially filed with the U.S. Securities and Exchange Commission on April 18, 2019 (the “Registration Statement”).

On May 12, 2020, the Company entered into a letter agreement with Mr. Kelly (the “Letter Agreement”) on substantially the same terms as the form of letter agreement previously entered into by and between the Company and each of its other directors in connection with the Company’s initial public offering.

The foregoing descriptions of the Indemnity Agreement and the Letter Agreement do not purport to be complete and are qualified in their entireties by reference to the form of indemnity agreement and the Letter Agreement, copies of which are attached as Exhibit 10.8 to the Registration Statement and Exhibit 10.1 hereto, respectively, and are incorporated herein by reference.

There are no arrangements or understandings between Mr. Kelly and any other persons pursuant to which Mr. Kelly was selected as a director of the Company. There are no family relationships between Mr. Kelly and any of the Company’s other directors or executive officers and Mr. Kelly does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement, dated May 12, 2020, by and between the Company and Scott Kelly.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANDCADIA HOLDINGS II, INC.

	By:	/s/ Tilman J. Fertitta
		Name:	Tilman J. Fertitta
		Title:	Chief Executive Officer and Co-Chairman

Dated: May 14, 2020